EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 033-59853, 333-121104, and 333-273482 on Form S-8 of our report dated June 14, 2024, relating to the financial statements and supplemental schedule of Northrop Grumman Savings Plan, appearing in this Annual Report on Form 11-K of Northrop Grumman Savings Plan for the year ended December 31, 2023.

/s/ DELOITTE & TOUCHE LLP
McLean, Virginia
June 14, 2024